Exhibit 99.1

DATE: July 30, 2007	Contact: Wes Phillips

Release: Immediately	Phone: 251-450-4799
EnergySouth, Inc. reports fiscal 2007 third quarter earnings and announces declaration of dividend
Mobile, AL: The Board of Directors of EnergySouth, Inc., at a meeting held July 28, 2007, declared a quarterly dividend on the outstanding Common Stock of $0.25 per share, to be paid October 1, 2007 to holders of record as of September 14, 2007.
Net income for EnergySouth, Inc. for the quarter ended June 30, 2007 was $1,334,000 or $0.17 per diluted share, as compared to net income for the quarter ended June 30, 2006 of $1,563,000, or $0.20 per diluted share. Net income for the nine month periods ended June 30, 2007 and 2006 was $12,778,000, or $1.59 per diluted share, and $12,708,000, or $1.59 per diluted share, respectively.
Earnings for the third quarter of fiscal 2007 from the Company’s midstream operations decreased $0.03 per diluted share and were approximately the same for the nine months ended June 30, 2007 as compared to the same prior-year periods. The decline in earnings during the third quarter of fiscal 2007 is due primarily to increased operating expenses in connection with the expansion of midstream services and operations, including the Company’s Bay Gas storage operations and the establishment of an EnergySouth Midstream, Inc. office in Houston, Texas. A decline in revenue from short-term storage agreements from Bay Gas also contributed to the third quarter decline in earnings. During the nine months ended June 30, 2007, earnings from increased storage revenues associated with short-term storage agreements and an increase in the amount of interest expense capitalized for the construction of Bay Gas’ third underground natural gas storage cavern were offset by an increase in operating expenses.
Earnings per diluted share from the Company’s natural gas distribution business increased $0.02 and $0.01 per diluted share for the three and nine month periods ended June 30, 2007. Margins for the fiscal 2007 periods reflect the impact of rate adjustments and increased consumption by temperature-sensitive customers.
Earnings from other business operations decreased approximately $0.02 per diluted share for the three and nine months ended June 30, 2007 as compared to the same prior-year period due primarily to a decline in merchandise sales and merchandise-related activities.

EnergySouth, Inc. is the holding company for a family of energy businesses. Mobile Gas purchases, sells, and transports natural gas to residential, commercial, and industrial customers in Mobile, Alabama and surrounding areas. Mobile Gas also provides merchandise sales, service, and financing. EnergySouth Midstream is the general partner of Bay Gas Storage Company, a limited partnership that provides underground storage and delivery of natural gas. Effective June 12, 2007, EnergySouth Services is a subsidiary of EnergySouth Midstream. EnergySouth Services is the general partner of Southern Gas Transmission Company, which is engaged in the intrastate transportation of natural gas.
ENERGYSOUTH, INC.
FINANCIAL RESULTS
(in thousands, except per share data)

Three months ended June 30,	2007	2006
Operating Revenues	$23,745	$23,126
Operating Expenses	$20,305	$19,035
Net Income	$1,334	$1,563

Basic Earnings Per Common Share	$0.17	$0.20

Diluted Earnings Per Common Share	$0.17	$0.20

Nine months ended June 30,	2007	2006
Operating Revenues	$109,335	$114,029
Operating Expenses	$84,408	$88,541
Net Income	$12,778	$12,708

Basic Earnings Per Common Share	$1.60	$1.61

Diluted Earnings Per Common Share	$1.59	$1.59